UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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WisdomTree Investments, Inc.

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WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, New York 10167

April 30, 2021

Dear Stockholder:

We are pleased to invite you to the WisdomTree Investments, Inc. 2021 annual meeting of stockholders to be held on June 17, 2021 at 11:00 a.m. Eastern Time. As we have done for the past 7 years, the annual meeting will be conducted virtually over the Internet. You will be able to attend the annual meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/wisdomtree21 and entering your 16-digit control number.

Most of our stockholders will not receive paper copies of our proxy materials and will instead receive a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials and how to vote online or by telephone. Such notice also will provide information on how to obtain paper copies of our proxy materials if a stockholder so requests. This method expedites the receipt of your proxy materials, lowers the costs of our annual meeting and helps to conserve our natural resources. For additional information about how we are caring for our environment and continuously striving to improve corporate governance, please read our Corporate Social Responsibility Report, which is available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Social Responsibility” under the heading “Corporate Governance.”

Your vote is important, so whether or not you are planning to attend the meeting, we encourage you to vote your shares (i) over the Internet, (ii) by telephone or (iii) by requesting a paper copy of the proxy materials, including a proxy card, and returning an executed proxy card.

We hope that you will join us at the annual meeting live webcast on June 17, 2021. I thank you for your commitment to WisdomTree and urge you to vote your shares.

Sincerely,

Jonathan Steinberg

Chief Executive Officer

WISDOMTREE INVESTMENTS, INC.

NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS

Date: Thursday, June 17, 2021

Time: 11:00 a.m., Eastern Time

Place: Live Webcast at www.virtualshareholdermeeting.com/wisdomtree21

At the meeting, stockholders will be asked to:

1.	elect three Class I members of our Board of Directors, to serve until our 2024 annual meeting of stockholders;

2.	ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

3.	vote on an advisory resolution to approve the compensation of our named executive officers; and

4.	transact any other business that may properly come before the meeting or any postponements or adjournments thereof.

The close of business on April 23, 2021 is the record date for determining stockholders entitled to vote at the annual meeting. A list of these stockholders will be available at our headquarters, 245 Park Avenue, 35th Floor, New York, New York, for at least 10 days before the annual meeting or any adjournment or postponement thereof.

In accordance with the rules of the Securities and Exchange Commission, we also have sent a Notice of Internet Availability of Proxy Materials and provided access to our proxy materials over the Internet, beginning on April 30, 2021, to the holders of record and beneficial owners of our capital stock as of the close of business on the record date.

Distribution to stockholders of this proxy statement and a proxy card is scheduled to begin on or about April 30, 2021.

By order of the Board of Directors,

Marci Frankenthaler, Secretary

New York, New York

April 30, 2021

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

To Be Held on June 17, 2021.

The proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 are available at: http://ir.wisdomtree.com by following the link for “Financial Information.”

Proxy Statement

This proxy statement contains information about the 2021 annual meeting of stockholders of WisdomTree Investments, Inc. Proxy materials or a Notice of Internet Availability of Proxy Materials will be first sent to stockholders on or about April 30, 2021.

Unless otherwise indicated, references to “the Company,” “we,” “us,” “our” and “WisdomTree” mean WisdomTree Investments, Inc. and its subsidiaries.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Who is soliciting my vote?

The Board of Directors of WisdomTree Investments, Inc. is soliciting your vote for the 2021 annual meeting of stockholders.

Who pays for the cost of soliciting proxies?

WisdomTree will pay the cost for the solicitation of proxies by the Board of Directors. Proxies may be solicited personally, by telephone or email by our employees without any remuneration to such individuals other than their regular compensation. WisdomTree also will reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or Notice, to our stockholders. All stockholders will be able to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of our annual meetings.

How can I obtain electronic access to the proxy materials?

The Notice will provide you with instructions on how to:

•	View our proxy materials for the annual meeting on the Internet; and

•	Instruct WisdomTree to send future proxy materials to you by email.

Our proxy materials are also available on our investor relations website at http://ir.wisdomtree.com by following the link for “Financial Information.”

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How do I attend the annual meeting, and may I ask questions?

The annual meeting will be conducted virtually over the Internet. Please go to www.virtualshareholdermeeting.com/wisdomtree21 for instructions on how to attend and participate. Any stockholder may attend and listen live to the webcast of the annual meeting over the Internet at such site. Stockholders as of the record date of the annual meeting may submit questions while attending the annual meeting over the Internet by using the 16-digit control number included in the Notice, proxy card or voting instructions that accompanied these proxy materials.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of record. If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a “stockholder of record,” or record holder, with respect to those shares, and we sent the Notice directly to you.

Beneficial owner of shares held in street name. If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and a Notice was forwarded to you by that organization. As a beneficial owner, you have the right to instruct your broker, bank, trustee or nominee how to vote your shares.

How do I vote my shares?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may vote by proxy prior to the polls closing without participating in the annual meeting. To vote by proxy, stockholders have a choice of voting over the Internet, by telephone or by mail using a traditional proxy card. Your shares will be voted in accordance with your instructions. If you plan to attend and participate in the annual meeting, we still encourage you to vote prior to the annual meeting. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the annual meeting. You also may vote online at the annual meeting prior to the polls closing by entering your 16-digit control number included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials.

Vote by Internet Go to www.proxyvote.com. You will need your 16-digit control number included in your proxy card, voter instruction form or Notice.

Vote by Mobile Phone

If you have your proxy card, you can directly scan the QR code on the proxy card with your mobile phone or, if you have the 16-digit control number included in your proxy card, voter instruction form or Notice, you can scan the above QR code.

Vote by Phone

Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada or the number on your voter instruction form. You will need the 16-digit control number included in your proxy card, voter instruction form or Notice.

Vote by Mail Send the completed and signed proxy card or voter instruction form to the address on the proxy card or voter instruction form.

Vote at the Meeting

You can vote by attending the online annual meeting. You will need your 16-digit control number to vote electronically at the annual meeting.
To attend, go to www.virtualshareholder meeting.com/wisdomtree21

What are the Board’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1	FOR the election of the three Class I directors set forth in this proxy statement (page 7);

Proposal 2	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (page 21); and

Proposal 3	FOR the vote on the advisory resolution to approve the compensation of our named executive officers (page 23)

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying our Secretary in writing, by returning a signed proxy card with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the online meeting, entering your 16-digit control number and voting again electronically at the annual meeting.

How many votes can be cast by all stockholders?

149,591,742 shares of our common stock were outstanding and entitled to be voted on April 23, 2021, the record date for determining stockholders eligible to vote. Each share of common stock is entitled to one vote on each matter.

How many votes are required to approve each proposal?

Proposal 1 – Election of Directors. Under our by-laws, directors must be elected by the affirmative vote of a majority of votes cast in uncontested elections, such as the election of directors at the annual meeting. This means that the number of votes cast “for” a director nominee must exceed the number of votes cast “against” that nominee. Abstentions and broker non-votes are not counted as votes “for” or “against” a director nominee. Any nominee who does not receive a majority of votes cast “for” his or her election would be required to tender his or her resignation promptly following the failure to receive the required vote. Within 90 days of the certification of the stockholder vote, the Nominating and Governance Committee would then be required to make a recommendation to the Board as to whether the Board should accept the resignation, and the Board would be required to decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.

Proposal 2 – Ratification of Ernst & Young. The affirmative vote of a majority of votes cast is necessary for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

Proposal 3 – Advisory Approval of Executive Compensation. The affirmative vote of a majority of votes cast is necessary for the approval of the advisory resolution to approve the compensation of our named executive officers.

If there are insufficient votes to approve Proposal 2, your proxy may be voted by the persons named in the proxy to adjourn the annual meeting to solicit additional proxies in favor of the approval of such proposal. If the annual meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the annual meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the annual meeting.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the annual meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the online annual meeting in person will not be considered present or represented at the annual meeting and will not be counted in determining the presence of a quorum. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, bankers or other nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and, with respect to one or more but not all issues, such brokers or nominees do not have discretionary voting power to vote such shares), if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

How is the vote counted?

Votes cast by proxy or in person at the annual meeting will be counted by the person(s) we appoint to act as inspector(s) of election for the meeting. The inspector(s) of election will count all votes “for,” “against” and abstentions and broker non-votes, as applicable, for each matter to be voted on at the annual meeting. Shares properly voted to “abstain” on a particular matter and broker non-votes are treated as having not voted on the particular matter and will therefore not affect the outcome of any of the proposals. Due to its advisory nature, the results of the vote on Proposal 3 are not binding on the Board of Directors or the Compensation Committee.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all your shares are voted.

Could other matters be decided at the annual meeting?

We do not know of any other matters that may be presented for action at the annual meeting. Should any other business come before the meeting, the persons named on the proxies will have discretionary authority to vote the shares represented by such proxies in their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the annual meeting unless they receive instructions from you with respect to such matters.

What happens if the annual meeting is postponed?

Your proxy may be voted at the postponed or adjourned meeting. You will be able to change your proxy until it is voted.

Will the annual meeting be webcast?

Yes. The annual meeting will be completely virtual and will be webcast live at www.virtualshareholdermeeting.com/wisdomtree21.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2022 annual meeting?

Requirements for stockholder proposals to be considered for inclusion in our proxy materials

Stockholders who wish to present proposals for inclusion in our proxy materials for our 2022 annual meeting may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or Exchange Act, and in our by-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2022 annual meeting made under Rule 14a-8 by December 30, 2021.

Requirements for stockholder proposals to be brought before an annual meeting

It is the policy of our Nominating and Governance Committee to consider nominations for candidates to our Board of Directors that are properly submitted by our stockholders in accordance with our by-laws. Under our current by-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by any stockholder who was a stockholder of record at the time of the giving of notice provided for in our by-laws, who is entitled to vote at the meeting, who is present in person or by proxy at the meeting and who complies with the notice procedures set forth in our by-laws (i.e., notice must be timely given and contain the information required by the by-laws). To be timely, a notice with respect to the 2022 annual meeting must be delivered to our Secretary no earlier than Thursday, February 17, 2022 and no later than Saturday, March 19, 2022, unless the date of the 2022 annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date of the 2021 annual meeting, in which event the by-laws provide different notice requirements. Any proposal of business or nomination should be mailed to Marci Frankenthaler, Secretary, WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, New York 10167. The Nominating and Governance Committee will evaluate candidates for the position of director recommended by stockholders in the same manner as candidates from other sources and will determine whether to interview any candidates or seek any additional information.

Who should I call if I have any additional questions?

If you hold your shares directly, please email our Secretary, Marci Frankenthaler, at mfrankenthaler@wisdomtree.com. If your shares are held in street name, please call the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

Policies on Reporting Concerns About Accounting and Other Matters and Communicating with Non-Employee Directors

Our Board of Directors and Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-employee directors. Any person, including any employee, who has a concern about the conduct of WisdomTree or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to Anthony Bossone, the Audit Committee chair, who is the designated contact for these purposes. Contact may be made by writing to him care of the Audit Committee at our offices at 245 Park Avenue, 35th Floor, New York, New York 10167, or by email at auditcommittee@wisdomtree.com. Any interested party, including any employee, who wishes to communicate directly with the presiding director of the executive sessions of our non-employee directors, or with our non-employee directors as a group, may contact Frank Salerno, Chairman of the Board of Directors, by writing to him care of the Chairman of the Board at our offices using the above address, or by email at WTIchairman@wisdomtree.com.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC, which are available on the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC on our investor relations website at http://ir.wisdomtree.com by following the link for “Financial Information.”

You should rely on the information contained in this document to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 30, 2021. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of ours under the Securities Act of 1933, or Securities Act, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report,” to the extent permitted by the rules of the SEC, and “Compensation Committee Report” will not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

Important Notice Regarding Delivery of Stockholder Documents

In accordance with a notice sent to certain of our stockholders who share a single address, only one copy of this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2020 is being sent to that address unless we have received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs and help to conserve our natural resources. However, any stockholder residing at such an address who wishes to receive a separate copy of this proxy statement or our Annual Report may send a request in writing to WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, New York 10167, Attention: Marci Frankenthaler, Secretary, or by email to mfrankenthaler@wisdomtree.com, and we will deliver those documents promptly upon receiving the request. Any such stockholder also may contact our Secretary to receive separate proxy statements, annual reports or Notices of Internet Availability of Proxy Materials, as applicable, in the future. If you are receiving multiple copies of our annual reports and proxy statements, you may request householding in the future by contacting our Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our Board of Directors. Pursuant to our by-laws, the Board of Directors has fixed the number of directors at seven as of the date of this year’s annual meeting of stockholders. In accordance with Delaware law and our certificate of incorporation and by-laws, our Board of Directors is divided into three staggered classes of the same or nearly the same number.

The Nominating and Governance Committee recommended, and the Board of Directors nominated, three directors, Anthony Bossone, Smita Conjeevaram and Bruce Lavine, to stand for election as Class I directors for a three-year term until the 2024 annual meeting and until his or her successor is duly elected and qualified.

Unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees. WisdomTree has no reason to believe that any nominee will be unavailable for election at the annual meeting. If one, two or all nominees are unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the annual meeting.

Class I Director Nominees

Anthony Bossone Age: 50 Director since January 2009 Independent Audit Committee Chair Compensation and Nominating and Governance Committee Member

Anthony Bossone has been the Chief Financial Officer of Atlantic-Pacific Capital, Inc., a broker-dealer and global placement agent dedicated to raising capital for alternative investment funds, since 2003. From 2001 to 2003, Mr. Bossone was the Assistant Controller at SAC Capital Advisors, LLC, a hedge fund advisory firm, and from 1999 until 2001, Mr. Bossone served as an equity trader at Schonfeld Securities, LLC, a securities trading firm. Mr. Bossone began his career at PricewaterhouseCoopers LLP in 1993 where he was an audit manager until 1999. Mr. Bossone received his B.S. in Business and Economics with highest honors from Lehigh University and is a Certified Public Accountant. We believe Mr. Bossone’s qualifications to serve on the Board of Directors include his financial and accounting expertise. The Board also benefits from his experience as an equity trader.

Smita Conjeevaram Age: 60 Director since January 2021 Independent	Smita Conjeevaram retired in 2013 after a 19-year career in the global investment and hedge fund industry. Her most recent position was as the Chief Financial Officer – Credit Hedge Funds and Deputy Chief Financial Officer – Credit Funds for Fortress Investment Group LLC, a global investment firm, where she served from 2010 to 2013. Prior to that, Ms. Conjeevaram served as the Chief Financial Officer of Everquest Financial LLC, a specialty finance company, from 2006 to 2009, and Strategic Value Partners LLC, a leading global investment firm, from 2004 to 2005. Ms. Conjeevaram began her career as a tax specialist at two Big-4 public accounting firms and is a Certified Public Accountant. In January 2021, Ms. Conjeevaram joined the Board of Directors of McGrath RentCorp (NASDAQ: MGRC), a diversified business-to-business rental company, and SkyWest, Inc. (NASDAQ: SKYW), an aircraft leasing company. She also has served as a director of SS&C Technologies Holdings, Inc. (NASDAQ: SSNC), an investment and financial management software and service provider for the global financial services industry, since November 2015, and is a member of the audit committee. Ms. Conjeevaram received her B.S. in Accounting and Business Administration from Butler University and a B.A. in Economics from Ethiraj College, Madras, India. We believe Ms. Conjeevaram’s qualifications to serve on the Board of Directors include her financial, accounting and compliance expertise, global experience and track record of success in guiding companies through significant growth. The Board also benefits from her experience serving on three other public company boards, including a fintech company, which the Board believes will translate into valuable governance and oversight of our digital assets initiatives.

Bruce Lavine Age: 54 Director since January 2007 Independent Nominating and Governance Committee Member	Bruce Lavine has served as President, Asset Management of AlphaTrAI, Inc., a venture-backed, asset management firm that delivers alpha through transformative artificial intelligence, since March 2021, and has been a Senior Strategy Advisor to Astoria Portfolio Advisors, an asset management firm that implements sophisticated institutional portfolio management strategies with exchange traded funds, or ETFs, for a variety of different client types, since October 2017. He served as the Chief Operating Officer of DeVoe & Company, an investment bank and consulting firm focused on the wealth management industry, from October 2019 through August 2020. From January 2016 to May 2017, he was the Chief Executive Officer of 55 Capital, a similarly focused ETF centric firm. From August 2012 to February 2016, he served as our Vice Chairman (non-executive), and from May 2006 until August 2012 as our President and Chief Operating Officer. Prior to joining WisdomTree, he was employed by Barclays Global Investors, an asset management firm, in the following positions: Director, Financial Planning, Global Finance (1998 to1999); Chief Financial Officer, Director of New Product Development, U.S. iShares and Individual Investor Business (1999 to 2003); and Head of iShares Exchange Traded Funds, Europe (2003 to 2006). From 1995 to 1998, Mr. Lavine served as the Manager of Business Planning at Sequel, Inc., a computer hardware services company. From 1991 to 1994, Mr. Lavine was employed by Bristol-Myers Squibb Company, a pharmaceutical company, first as a financial associate and then as a senior treasury analyst. Mr. Lavine received a B.S. with distinction in Commerce and an M.B.A. in Finance from the University of Virginia. Mr. Lavine is a Chartered Financial Analyst. We believe Mr. Lavine’s qualifications to serve on the Board of Directors include his many years of experience in senior management positions in the ETF industry and extensive knowledge of our business.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE ABOVE MENTIONED NOMINEES

Continuing Directors

Class II Directors whose terms expire in 2022

Susan Cosgrove Age: 58 Director since April 2019 Independent Audit and Nominating and Governance Committee Member	Susan Cosgrove is Managing Director and Chief Financial Officer of The Depository Trust & Clearing Corporation, or DTCC, the premier post-trade market infrastructure for the global financial services industry. She was appointed Chief Financial Officer in August 2013 and is responsible for leading the firm’s global finance and treasury teams and overseeing the company’s financial processes and liquidity and capital position. From 2011 to 2013, she served as Managing Director and General Manager of Settlement and Asset Services of DTCC, overseeing all depository businesses, and from 1999 to 2011, was the General Manager for DTCC’s Equity and Fixed Income Clearing Services. Ms. Cosgrove is a member of DTCC’s Management Committee and Management Risk Committee, and she co-chairs the firm’s Investment and Operating Committee. She is also Chair of the Board of Directors of DerivSERV LLC, a subsidiary of DTCC. In February 2021, Ms. Cosgrove joined the Board of Directors of Ultimus Fund Solutions, an independent provider of full-service fund administration, accounting and investor solutions. She also serves as Vice Chair of the Board of Pencil Inc., a not for profit organization leading collaboration between business and public education communities. Prior to joining DTCC in 1999, she was a Senior Vice President at Lehman Brothers in charge of Audit and Compliance for the company’s Americas division. Before Lehman, she worked at Maxcor Financial Group for 10 years as Chief Financial Officer and Head of Compliance. She began her career as a Senior Auditor for PricewaterhouseCoopers in their Financial Services Group. Ms. Cosgrove received her B.B.A. in Accounting from Baruch College. We believe Ms. Cosgrove’s qualifications to serve on the Board of Directors include her financial, accounting and compliance expertise, and many years of experience in leadership positions in the financial services industry.

Win Neuger Age: 71 Director since July 2013 Independent Audit and Compensation Committee Member Nominating and Governance Committee Chair	Win Neuger is an independent investor and consultant. From July 2014 until June 2015, he served as Chairman of EcoAlpha Asset Management LLC, a private investment management company focused on investing in companies providing solutions to the global problems of burdened resources. From March 2012 until January 2013, he served as Vice Chairman of the Board of Directors of PineBridge Investments, an independent asset manager offering investment opportunities in emerging and developed markets, and from March 2010 to March 2012, he served as its Chief Executive Officer and Chair of the Executive Committee. From January 2009 to March 2010, Mr. Neuger served as Executive Vice President of American International Group, or AIG, an international insurance organization serving commercial, institutional and individual customers, as well as Chairman and Chief Executive Officer of AIG Investments, AIG’s asset management company. Prior to January 2009, in addition to these positions, he also served as Chief Investment Officer of AIG. Prior to AIG, Mr. Neuger served as both Managing Director, Fixed Income and, subsequently, as Managing Director, Global Equities at Bankers Trust Company. Before Bankers Trust, he was Chief Investment Officer at Western Asset Management. He also served as Head of Fixed Income at Northwestern National Bank. Mr. Neuger previously served on our Board of Directors from January 2007 to December 2009. He currently serves as Chairman of the Board of Neuger Communications Group, a private strategic marketing communications and public relations firm. Mr. Neuger received his A.B. from Dartmouth College and an M.B.A. from the Amos Tuck Graduate School of Business. We believe that Mr. Neuger’s qualifications to serve on the Board of Directors include his prior service on our Board and familiarity with our business model and his years of experience in management positions in the asset management industry.

Class III Directors whose terms expire in 2023

Frank Salerno Age: 61 Director since July 2005 Independent Chairman of the Board Compensation Committee Chair Audit Committee Member	Frank Salerno has served as our non-executive Chairman of the Board since October 2019 and served as our Lead Independent Director from July 2005 until October 2019. He was Managing Director and Chief Operating Officer of Merrill Lynch Investment Advisors – Americas Institutional Division, an investment advisory company, from July 1999 until his retirement in February 2004. Before joining Merrill Lynch, Mr. Salerno spent 18 years with Bankers Trust Company in various positions. In 1990, he assumed responsibility for Bankers Trust’s domestic index management business and in 1995 he became Chief Investment Officer for its Structured Investment Management Group. Mr. Salerno received a B.S. in Economics from Syracuse University and an M.B.A. in Finance from New York University. Mr. Salerno served as a director and member of the audit committee and conflicts committee of K-Sea Transportation Partners, L.P., formerly a NYSE-listed company, from 2004 until its acquisition in 2011. We believe Mr. Salerno’s qualifications to serve on the Board of Directors include his extensive years in senior management positions at large asset management firms as well as his service on the board of directors of another public company. The Board also benefits from his strategic insights on the asset management industry.

Jonathan Steinberg Age: 56 Director since October 1988	Jonathan Steinberg founded WisdomTree and has served as Chief Executive Officer since October 1988 and as President from August 2012 to September 2019. He has been a member of the Board of Directors since October 1988, serving as Chairman of the Board of Directors from October 1988 to November 2004. He also served as Editor-in-Chief of Individual Investor and Ticker, two magazines formerly published by the Company. Mr. Steinberg is responsible for the creation and development of our proprietary index methodology. Prior to founding WisdomTree, Mr. Steinberg was employed as an analyst in the Mergers and Acquisitions Department of Bear, Stearns & Co. Inc., an investment banking firm, from 1986 to 1988. Mr. Steinberg is the author of Midas Investing, published by Times Books, a division of Random House, Inc., in 1996. In connection with our strategic investment in December 2019 in Securrency, Inc., a technology company focused on blockchain-based financial services infrastructure, Mr. Steinberg joined Securrency’s Board of Directors. He attended The Wharton School of Business at the University of Pennsylvania. We believe Mr. Steinberg’s qualifications to serve on the Board of Directors include his extensive knowledge of our business, his experience in founding and developing our fundamentally weighted index methodology, as well as his corporate and strategic vision, which provide strategic guidance to the Board. As our Chief Executive Officer, Mr. Steinberg provides essential insight and guidance to the Board from a management perspective.

Executive Officers

Marci Frankenthaler has served as Chief Legal Officer and Secretary since April 2019. She served as Deputy General Counsel from January 2018 to March 2019, and as Director of Business and Legal Affairs, Associate General Counsel from July 2014 to December 2017. From June 2008 to June 2014, Ms. Frankenthaler was General Counsel of Frederick’s of Hollywood Group Inc., a specialty retailer that she helped to take public and then private. Prior to that, Ms. Frankenthaler was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel, from 1991 to 2007, and was employed at that firm beginning in 1994. Ms. Frankenthaler received her B.A., with honors, in Psychology with a concentration in Human Resources from Binghamton University and her J.D. from Benjamin N. Cardozo School of Law, where she served as Executive Editor of the Cardozo Law Review. Ms. Frankenthaler is 52 years old.

R. Jarrett Lilien has served as President and Chief Operating Officer since September 2019. From November 2017 to September 2019, he served as Executive Vice President and Head of Emerging Technologies. From November 2008 to December 2017, Mr. Lilien was a member of the Board of Directors and served on the Audit, Compensation and Nominating and Governance Committees. Until November 2017, Mr. Lilien was the Managing Partner of Bendigo Partners, LLC, a financial services focused venture capital investing and advisory services firm he founded in 2008. From September 2012 to July 2014, Mr. Lilien served as the Chief Executive Officer of Kapitall Inc., an online investing platform. From 2003 to 2008, he served as President and Chief Operating Officer of E*TRADE Financial Corporation. In this role, he was responsible for the tactical execution of all of E*TRADE’s global business strategies. Previously, he served as the President and Chief Brokerage Officer at E*TRADE Securities. In this capacity, Mr. Lilien reorganized the business, adding new product lines and providing innovative brokerage capabilities to its retail, institutional and corporate clients around the world. With experience in more than 40 global markets, he was instrumental in developing a flexible infrastructure for E*TRADE’s brokerage units designed to provide retail and institutional clients with seamless execution, clearing and settlement. Prior to joining E*TRADE, Mr. Lilien spent 10 years as Chief Executive Officer at TIR (Holdings) Limited, a global institutional broker, which E*TRADE acquired in 1999. Mr. Lilien currently serves as President of the Jazz Foundation of America and is on the Board of Directors of Barton Mines Corporation, Voyager Digital Ltd. and the Baryshnikov Arts Center. He served as a member of the Board of Directors of Investment Technology Group, Inc. (NYSE: ITG), an independent execution broker and research provider, from

April 2015 until its acquisition by Virtu Financial, Inc. in March 2019, and served as interim Chief Executive Officer from August 2015 until January 2016. Mr. Lilien received his B.A. in Economics from the University of Vermont. Mr. Lilien is 59 years old.

Alexis Marinof has served as Head of WisdomTree Europe since August 2019. He joined WisdomTree Europe in July 2017 as Head of European Distribution, a position he held until April 2018 when he was appointed Chief Operating Officer to oversee the integration of ETF Securities and build out WisdomTree’s multi-product European exchange traded product, or ETP, business. Prior to that, he held various positions at State Street Global Advisors, including as EMEA Head of SPDR ETFs (April 2013 – November 2016), EMEA Distribution Chief Operating Officer (October 2013 – September 2015), Head of Middle East and Africa (February 2008 – April 2013) and Head of the Nordic Region (January 2006 – January 2008). Mr. Marinof received a five-year degree in Finance and Business Management “Ingénieur Commercial et de Gestion” from the Université Catholique de Louvain-La-Neuve IAG Louvain School of Management in Belgium. Mr. Marinof is 46 years old.

Amit Muni has served as Chief Financial Officer since March 2008. On April 8, 2021, Mr. Muni notified us of his intent to resign from his position as Chief Financial Officer to accept alternative employment, effective by May 31, 2021. Prior to joining WisdomTree, Mr. Muni served as Controller and Chief Accounting Officer of International Securities Exchange Holdings, Inc., an electronic options exchange, from 2003 until March 2008. Mr. Muni was Vice President, Finance, of Instinet Group Incorporated, an electronic agency broker-dealer, from 2000 to 2003. From 1996 until 2000, Mr. Muni was employed as a Manager of the Financial Services Industry Practice of PricewaterhouseCoopers LLP, an accounting firm. From 1991 until 1996, Mr. Muni was an accountant and a senior auditor for National Securities Clearing Corporation, a firm that provides centralized clearing, information and settlement services to the financial industry. Mr. Muni received a B.B.A. in Accounting from Pace University and is a Certified Public Accountant. Mr. Muni is 52 years old.

William Peck has served as Head of Strategy and Emerging Technologies since February 2020. In this role, he oversees our corporate development and other strategic initiatives, including investments in emerging technologies such as digital assets. From September 2014 to January 2020, he held various positions on our Strategy team, including Senior Analyst, Senior Associate and Director. From July 2012 to July 2014, Mr. Peck worked as an Investment Banking Analyst for Bank of America Merrill Lynch covering a range of financial services companies. In connection with our strategic investment in December 2019 in Securrency, Inc., a technology company focused on blockchain-based financial services infrastructure, Mr. Peck joined Securrency’s Board of Directors. He received an A.B. in Government, cum laude, from Harvard University. Mr. Peck is 31 years old.

Jonathan Steinberg, our Chief Executive Officer and a member of the Board of Directors, is also an executive officer. His biographical information is set forth above in the description of the members of our Board of Directors.

Peter M. Ziemba has served as Senior Advisor to the CEO and Chief Administrative Officer since January 2018. He served as Executive Vice President – Business and Legal Affairs from January 2008 to December 2017 and Chief Legal Officer from March 2011 to December 2017. From April 2007 to March 2011, Mr. Ziemba served as General Counsel. Prior to joining WisdomTree, Mr. Ziemba was a partner in the Corporate and Securities department of Graubard Miller, which served as our primary corporate counsel, from 1991 to 2007, and was employed at that firm beginning in 1982. Mr. Ziemba is a member of the Advisory Board of WFUV FM Radio. Mr. Ziemba received his B.A. in History with university honors from Binghamton University and his J.D., cum laude, from Benjamin N. Cardozo School of Law. Mr. Ziemba served as a director of WisdomTree from 1996 to 2003. Mr. Ziemba is 63 years old.

CORPORATE GOVERNANCE

Board Composition

Our Board of Directors currently consists of seven members. In accordance with Delaware law and our certificate of incorporation and by-laws, our Board of Directors is divided into three staggered classes of the same or nearly the same number. At each annual meeting of the stockholders, a class of directors is elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at this year’s annual meeting of stockholders for Class I directors, in 2022 for Class II directors and in 2023 for Class III directors.

The following directors currently serve in Classes I, II and III:

•	Class I: Anthony Bossone, Smita Conjeevaram and Bruce Lavine

•	Class II: Susan Cosgrove and Win Neuger

•	Class III: Frank Salerno and Jonathan Steinberg

Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by a resolution of a majority of our Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class shall consist of one third of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

In a private placement of our common stock in October 2009, we entered into a Securities Purchase Agreement that provided, among other things, that as long as Michael Steinhardt beneficially owns at least 10,000,000 shares of our common stock, he will have the right to require us to either (i) appoint a designee, reasonably acceptable to our Board of Directors, as a member of our Board or (ii) provide a designee, reasonably acceptable to our Board of Directors, with notice of all Board meetings and copies of all materials delivered to Board members and permit such designee to attend and observe each Board meeting. Mr. Steinhardt retired as our non-executive Chairman of the Board in October 2019 after more than 14 years of service. While Mr. Steinhardt continues to beneficially own at least 10,000,000 shares of our common stock and therefore continues to be contractually entitled to designate a director or an observer to the Board, he has not designated a director or observer following his retirement.

Director Criteria, Qualifications and Experience

We are committed to diversified Board membership and seek directors who have high personal and professional integrity, judgment and ability. Our Nominating and Governance Committee is responsible for recommending criteria and qualifications for Board membership, identifying and evaluating potential director candidates and recommending to the Board those candidates to be nominated for election to, or fill vacancies on, the Board. The Nominating and Governance Committee seeks to identify director candidates who satisfy the criteria set forth in the director candidate guidelines included in the Nominating and Governance Committee’s charter. Candidates are selected for, among other things, their knowledge, skills, abilities, independence, character, diversity (inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation), demonstrated leadership and experience useful to the oversight of our business in the context of the needs of the Board. Our Nominating and Governance Committee’s priority is to identify candidates who will further the interests of our stockholders through his or her established record of professional accomplishments, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy. To reflect its commitment to diversified Board membership, our corporate governance guidelines provide that when considering director candidates, the Nominating and Governance Committee should actively seek out highly qualified women and people of color for consideration as nominees to the Board as part of its regular process.

Director Highlights (excluding our CEO)

Board Meetings

During 2020, the Board of Directors held nine meetings and acted by unanimous written consent on one occasion. Each director attended at least 75% of all Board meetings and meetings of the Board committees on which he or she serves. Our policy is for all our directors to attend our annual meeting of stockholders. All our directors attended our 2020 annual meeting of stockholders.

Board Independence

Nasdaq rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board of Directors has determined that all our directors are independent under the listing standards of the Nasdaq Stock Market other than Mr. Steinberg, our Chief Executive Officer. Under our corporate governance guidelines, directors are required to promptly inform the chair of the Nominating and Governance Committee if the director becomes aware of any change in circumstances that may result in such director no longer being considered independent under the Nasdaq rules.

Board Leadership Structure

The Board of Directors has chosen to separate the roles of chairman of the Board of Directors and chief executive officer. Jonathan Steinberg is our Chief Executive Officer and Frank Salerno is our non-executive, independent Chairman of the Board. We believe that separating these positions is optimal because it allows Mr. Steinberg to focus on our day-to-day business, while allowing Mr. Salerno to focus on Board leadership in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors recognizes the time, effort and energy that the chief executive officer is required to devote to his position, as well as the commitment required to serve as our chairman. While our by-laws and corporate governance guidelines do not require that our chairman and chief executive officer positions be separate, our Board of Directors believes that having separate positions is the appropriate leadership structure for us and demonstrates our commitment to good corporate governance. Our corporate governance guidelines provide that if the offices of the chairman of the Board and chief executive officer are combined, the Board will appoint either a non-executive chairman or a lead independent director.

Role of the Board in Risk Oversight

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including risks relating to our operations, strategic direction and intellectual property as more fully discussed under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as updated from time to time. Management is responsible for the day-to-day management of the risks we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The Board of Directors’ role in overseeing the management of our risks is conducted primarily through Board committees, as described in the descriptions of each of the committees below and in their respective charters. The full Board of Directors (or the appropriate Board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact and the steps we take to manage them. When a Board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. This enables our Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Board Committees

Our Board of Directors has an Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which operates pursuant to a written charter adopted by our Board of Directors. As provided in its respective charters, each committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. Charters for each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Committee Charters.”

Committee membership is limited to independent directors as defined under the listing standards of the Nasdaq Stock Market. Audit Committee members also must meet the independence standards adopted by the SEC. Our Board of Directors may from time to time establish other committees. Our corporate governance guidelines provide that each independent director is expected, but not required, to serve on at least one committee. A director also may serve on more than one committee.

Audit Committee

Messrs. Bossone, Neuger and Salerno and Ms. Cosgrove currently serve on the Audit Committee, which is chaired by Mr. Bossone. During 2020, the Audit Committee held nine meetings and did not take any action by unanimous written consent. During 2020, the Audit Committee reviewed its charter and determined that no amendments were required. Our Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert,” as defined under the applicable rules of the SEC. The Audit Committee’s responsibilities include:

•	overseeing our accounting and financial reporting processes and the audits of our financial statements;

•	approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•

monitoring, reporting to and reviewing with the Board of Directors regarding the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	reviewing all related person transactions for potential conflict of interest situations and approving such transactions; and

•	taking, or recommending that the Board of Directors take, appropriate action to oversee the qualifications, independence and performance of our independent auditor.

Compensation Committee

Messrs. Bossone, Neuger and Salerno currently serve on the Compensation Committee, which is chaired by Mr. Salerno. During 2020, the Compensation Committee held eight meetings and acted by unanimous consent on one occasion. During 2020, the Compensation Committee reviewed its charter and determined that no amendments were required. The Compensation Committee’s responsibilities include:

•	overseeing the administration of our compensation programs;

•	reviewing and discussing with the Board corporate succession plans for the CEO and our other key officers;

•	determining and approving the compensation of our CEO;

•	approving the compensation of the non-CEO executive officers and certain other senior employees;

•	reviewing and making recommendations to the Board with respect to directors’ compensation;

•

exercising sole authority to retain, terminate and approve the compensation of any compensation consultants or other compensation advisers and determining the nature and scope of their assignments; and

•	approving all discretionary bonuses for our employees, advisers and consultants.

Nominating and Governance Committee

Messrs. Bossone, Lavine and Neuger and Ms. Cosgrove currently serve on the Nominating and Governance Committee, which is chaired by Mr. Neuger. During 2020, the Nominating and Governance Committee held four meetings and did not take any action by unanimous written consent. The Nominating and Governance Committee’s responsibilities include:

•

recommending criteria and qualifications for Board membership, which includes considering diversity of background and experience, inclusive of gender, race, ethnicity, age, gender identity, gender expression and sexual orientation;

•	identifying and evaluating candidates for nomination for election to the Board of Directors or to fill Board vacancies;

•	recommending that the Board of Directors select the director nominees for election at each annual meeting of stockholders;

•	establishing a policy regarding the consideration of director candidates recommended by stockholders; and

•	reviewing all stockholder nominations submitted to us.

Compensation Committee Interlocks and Insider Participation

Messrs. Bossone, Neuger and Salerno served as members of the Compensation Committee during 2020. None of the members of the Compensation Committee was an officer or employee of ours during 2020 or has ever served as one of our officers and none had any relationship with us or any of our subsidiaries during 2020 that would be required to be disclosed as a transaction with a related person.

None of our executive officers has served on the board of directors or compensation committee of another company (or other board committee performing equivalent functions) at any time during which an executive officer of such other company served on our Board of Directors or Compensation Committee.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to promote the effective functioning of the Board and its committees, and the continued implementation of good corporate governance practices. The corporate governance guidelines address matters including the role and structure of the Board, the selection, qualifications and continuing education of Board members, Board meetings, non-employee director executive sessions, director service on other boards, Board committees, management review and succession planning, non-employee director compensation and Board and committee evaluations.

To reflect its commitment to diversified Board membership, the corporate governance guidelines provide that when considering director candidates, the Nominating and Governance Committee should actively seek out highly qualified women and people of color for consideration as nominees to the Board as part of the Nominating and Governance Committee’s regular process.

The corporate governance guidelines are available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Corporate Governance Guidelines.”

Board and Committee Self-Evaluations

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Board receives comments from all directors and executive officers and reports annually with an assessment of the Board’s performance. The assessment focuses on the Board’s contribution to WisdomTree and specifically focuses on areas in which the Board or management believes that the Board could improve.

Code of Conduct

We have adopted a code of conduct that applies to all our employees, officers and directors, including those officers responsible for financial reporting. Our code of conduct is available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Governance,” under the heading “Code of Conduct.” We intend to disclose any amendments to this code, or any waivers of its requirements, on our website.

Corporate Social Responsibility

At WisdomTree, sustainability and responsibility are embedded throughout our business, which we believe benefits our investors, employees and stockholders. Our Corporate Social Responsibility Report, or CSR Report, highlights some of the areas where we are investing to improve the Environmental, Social and Governance, or ESG, positioning of our firm as a whole. Generally, as the CSR Report describes, we are engaging in responsible investing, focused on diversity, equity and inclusion, working to enhance our employee experience through training and the provision of employee benefits, investing in our community through firmwide service projects, caring for our environment and continuously striving to improve corporate governance. Our CSR Report is available on our investor relations website at http://ir.wisdomtree.com by following the link for “Corporate Social Responsibility,” under the heading “Corporate Governance.”

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines, which require executive officers and non-employee directors to maintain an ongoing ownership position in our common stock while providing them with flexibility in personal financial planning.

On each annual measurement date (determined by the Board to be November 30th), the dollar value of the base amounts set forth below is converted into the number of shares required to be held to meet the guidelines until the next November 30th.

Position	Base Amount
Chief Executive Officer	6X Base Salary
All other executive officers	3X Base Salary
Non-employee directors	5X Base Retainer

Shares of common stock owned by the executive officer or non-employee director directly, jointly or indirectly by a trust, partnership, limited liability company or other entity for the benefit of the executive officer or non-employee director, count toward satisfaction of the guidelines, as well as 50% of unvested restricted stock awards issued under our equity incentive plans. Stock options (both vested and unvested) do not count toward satisfaction of the guidelines.

If an executive officer or non-employee director does not meet the guidelines on November 30th, he or she will not be permitted to sell or otherwise dispose of our common stock (except for (i) 50% of restricted stock awards as they vest to cover taxes and (ii) up to 50% of the shares of common stock issuable upon the exercise of stock options to cover the exercise price and taxes) until the next November 30th, and then only to the extent that his or her remaining holdings do not fall below the applicable requirement. The Compensation Committee has the authority to grant waivers on a case-by-case basis.

As of November 30, 2020, all our executive officers and non-employee directors met the guidelines other than Marci Frankenthaler, Alexis Marinof, William Peck, Susan Cosgrove and Win Neuger. Messrs. Marinof and Peck and Ms. Frankenthaler became executive officers within the last two years, and Ms. Cosgrove joined the Board in April 2019. Additional detail regarding ownership of our common stock by our executive officers and non-employee directors is included in this proxy statement under the heading “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters – Stock Ownership Table.”

Policy Regarding Short Sales, Derivatives, Hedging and Pledging

Our insider trading policy applies to all our employees, officers and directors, including our named executive officers. The policy prohibits these individuals from effecting “short sales” of our common stock. These individuals also may not trade in derivatives in our securities (such as put and call options) or engage in any other hedging transaction relating to our securities without prior Audit Committee approval. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan without prior Audit Committee approval.

Compensation of Non-Employee Directors

Set forth below are the compensation terms for the non-employee members of the Board of Directors in effect in 2020 as approved by the Board of Directors:

Board Service
Annual Cash Retainer(1)	$100,000
Annual Restricted Stock Award(2)	$100,000
Chairman of the Board Cash Retainer(3)	$110,000

Committee Service(1)	Chair	Member
Audit	$25,000	$12,500
Compensation	$40,000	$15,000
Nominating and Governance	$—	$7,500

(1)	The annual cash retainer is paid quarterly based on service during the prior quarter.
(2)

Annual restricted stock award under our 2016 Equity Plan granted at the Board of Directors meeting immediately following the annual meeting of stockholders each year to all non-employee directors serving on that date that vests one year from the grant date, subject to certain exceptions. The award is valued at $100,000 on the grant date based on the closing price of our common stock on the grant date. A director who is appointed to the Board outside of the annual meeting of stockholders will receive a prorated amount of the annual award.

(3)	Effective June 18, 2020, the Chairman of the Board’s cash retainer increased from $80,000 to $110,000.

The following table sets forth compensation paid to our non-employee directors in 2020. All of our directors are reimbursed for out-of-pocket expenses for attending meetings. Directors who are also employees of WisdomTree are not entitled to any compensation for their services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Anthony Bossone	147,500	99,996	247,496
Susan Cosgrove	120,000	99,996	219,996
Bruce Lavine	107,500	99,996	207,496
Win Neuger	135,000	99,996	234,996
Frank Salerno	241,071	99,996	341,067

(1)	As of December 31, 2020, each of our non-employee directors other than Ms. Conjeevaram, who joined the Board of Directors on January 25, 2021, held 27,247 shares of unvested restricted stock.
(2)

Represents the grant date fair value of 27,247 shares of restricted stock awarded on June 18, 2020, computed in accordance with Financial Accounting Standards Board, or FASB, Accounting Standard Codification, or ASC, Topic 718 excluding estimated forfeitures.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Ernst & Young LLP acted as our independent registered public accounting firm for the year ended December 31, 2020. A representative of Ernst & Young LLP is expected to be present at the annual meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

Our organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We request such ratification as a matter of good corporate practice. A majority of the votes properly cast is required for the approval of the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, and brokers, bankers and other nominees have discretionary voting power on this routine matter. Accordingly, abstentions will have no effect on the ratification and we do not expect there to be any broker non-votes. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our stockholders.

Principal Accounting Fees and Services

The following table sets forth the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during the years ended December 31, 2020 and 2019 (in thousands):

	2020	2019
Audit Fees(1)	$1,392	$1,278
Audit Related Fees(2)	42	42
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,434	$1,320

(1)

Audit fees relate to professional services rendered in connection with the audit of our annual financial statements, quarterly review of financial statements included in our statutory and regulatory filings, audit of our internal control over financial reporting, audits of the financial statements of certain consolidated subsidiaries and issuances of comfort letters.

(2)	Fees related to the audits of our employee benefit plan during the years ended December 31, 2020 and 2019.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee pre-approves each audit and non-audit service rendered by Ernst & Young LLP to us, including the fees and terms thereof. The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting pursuant to the Audit Committee Charter. In accordance with this policy, the Audit Committee pre-approved all fees described above before services were rendered.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2020 and has discussed these statements with management and Ernst & Young LLP, the Company’s independent registered public accounting firm. The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, Ernst & Young LLP the written disclosures and other communications required under Public Company Accounting Oversight Board, or PCAOB, Auditing Standard 1301, Communications with Audit Committees, including among other things, the following:

•	methods to account for significant unusual transactions;

•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with Ernst & Young LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, through any general statement incorporating by reference in its entirety the proxy statement in which this Report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be “soliciting material” or to be “filed” under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Anthony Bossone (Chair)	Susan Cosgrove	Win Neuger	Frank Salerno

PROPOSAL 3

VOTE ON AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF

OUR NAMED EXECUTIVE OFFICERS

The Board of Directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, the Board of Directors is providing our stockholders with an opportunity to vote on an advisory resolution to approve the compensation of our named executive officers.

As described below under “Executive Compensation – Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote “FOR” the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation related tables and disclosure.”

As this vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither the Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, the Board and the Compensation Committee value the opinions of our stockholders and will carefully consider the outcome of this vote when considering future executive compensation policies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION

Compensation Committee Report

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates it by reference into such filing.

The Compensation Committee of the Board of Directors of WisdomTree has reviewed and discussed with management the information contained in the “Compensation Discussion and Analysis” section of this proxy statement for the fiscal year ended December 31, 2020. Based upon that review and discussion, the Compensation Committee has recommended to the Board of Directors that the information set forth below under the heading “Compensation Discussion and Analysis” be included in this proxy statement.

Compensation Committee

Frank Salerno (Chair)	Anthony Bossone	Win Neuger

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides comprehensive information regarding our compensation programs and policies for our CEO, CFO and the next three highest compensated named executive officers for the year ended December 31, 2020. We collectively refer to these executive officers as the NEOs. They are:

•	our Chief Executive Officer (CEO), Jonathan Steinberg;

•	our President and Chief Operating Officer (COO), R. Jarrett Lilien;

•	our Head of Europe (HoE), Alexis Marinof;

•	our Chief Financial Officer (CFO), Amit Muni; and

•	our Senior Advisor to the CEO and Chief Administrative Officer (CAO), Peter M. Ziemba.

We believe we provide a competitive total compensation opportunity for our executive management team through a combination of base salary, cash incentive bonuses, equity compensation and broad-based benefits programs. This Compensation Discussion and Analysis explains the following:

•	our compensation philosophy and objectives;

•	our compensation process, including the roles our Compensation Committee, management and compensation consultant serve in the process;

•	our policies and practices with respect to each compensation element; and

•	2020 compensation results.

Executive Summary

We began 2020 with momentum in our business. Our U.S. listed products had generated six months of positive net inflows since September 2019 and our European listed platform was generating strong flows into our energy and commodity related products. However, the COVID-19 pandemic and resulting decline in equity markets in March 2020 stunted this momentum. A major portion of our assets under management, or AUM, was in areas where the industry experienced significant outflows and we did not have products in sectors that were attracting considerable industry inflows. In addition, the market declines had a particularly negative effect on the performance of our value-oriented ETPs. For our European listed products, the pandemic caused unprecedented volatility in oil prices and as the leader in oil ETPs, our products were significantly negatively impacted.

Our management team was early in identifying the risk the pandemic could cause on our employees and operations. We began managing the Company in a remote environment to test the resiliency of our operations. When government imposed lockdowns began in the U.S. and Europe, we were ready and have experienced no disruptions to our operations, client service or engagement with our employees.

During the year, we eliminated a potential risk caused by the significant decline in our AUM by refinancing our debt through a high premium convertible note. The terms were more favorable than other refinancing options and include no financial covenants, contrary to our former credit facility.

As the markets stabilized, our AUM grew 6%, reflecting the benefits of our acquisition of ETFS Capital Limited in 2018 with its leadership in commodities, which helped dampen the decline in AUM in our equity focused products.

Despite the challenges we faced during 2020, we believe our NEOs and all our employees performed admirably, advancing our long-term strategic objectives, remaining focused on what we could control and ensuring the business continued operating effectively in this unprecedented environment. In accordance with our performance-based incentive plan, which is discussed in further detail below, the Compensation Committee approved a total incentive compensation pool for our executive officers that was 74% of the targeted amount for 2020.

Our Compensation Philosophy and Objectives

Our compensation philosophy and objectives are primarily shaped by strategies targeted to achieve our long-term goals within the business environment in which we operate. We operate in a highly competitive and challenging business environment and we expect competition to continue and intensify. We directly compete with numerous other ETP sponsors and indirectly compete with other larger and multi-national traditional asset management companies. We compete on a number of factors, including the breadth and depth of our product offerings as well as the investment performance and fees of our ETPs. We believe our long-term success depends on our ability to continue to:

•	innovate and introduce new products and services to diversify and expand our product offerings;

•	demonstrate organic growth and increase our market share of industry inflows;

•	generate improved financial results; and

•	employ the industry’s most talented, professional and dedicated people at all levels.

The primary objectives of our compensation programs are as follows:

•	attract, retain, and motivate our professional, dedicated and expert employees in the highly competitive asset management industry;

•	reward and retain employees whose knowledge, skills and performance are critical to our continued success;

•	align the interest of all our employees with those of our stockholders by motivating them to increase stockholder value; and

•	motivate our executives to manage our business to meet short-term and long-term objectives and reward them appropriately for meeting or exceeding them.

The following principles guide our compensation programs:

•

Pay-for-performance. Our compensation programs are designed to reward our employees for their individual performance as well as the Company’s performance. If an employee is a top-tier performer, he or she should receive higher rewards. Likewise, where individual performance falls short of expectations and/or our financial performance declines, the programs should deliver lower levels of compensation. In addition, the objectives of pay-for-performance and retention must be balanced. Even in periods of temporary downturns in our performance, our programs should continue to ensure that our successful, high-achieving employees remain motivated and committed to us.

•

Every employee should be a stakeholder aligned with our stockholders. We believe a key factor in our success has been and continues to be fostering an entrepreneurial culture where our employees act and think like our owners. As such, our compensation programs encourage stock ownership throughout our organization to align our employees’ interests with our stockholders. Accordingly, our stock awards are long-term in nature.

•

Higher levels of responsibility are reflected in compensation. Compensation is based on each employee’s level of job responsibility. As employees progress to higher levels in our organization, an increasing proportion of their pay is tied to our long-term performance because they are more able to impact our results.

•

Competitive compensation levels. Our compensation programs reflect the value of the position in the marketplace. To attract and retain a highly skilled work force, we must remain competitive with the pay of other premier employers who compete with us for talent.

•

Team approach. We believe our success has been based on the coordinated efforts of all our employees working towards our common goals, not on the efforts of any one individual. As such, our compensation programs should be applied across the organization, taking into account differences in job responsibilities and marketplace considerations. Perquisites are rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively.

•	Align with long-term success. We believe our compensation programs closely link incentive rewards to our long-term strategic priorities and successes and not to short-term excessive risk taking.

We believe we have designed our competitive compensation packages to incorporate the above principles and ensure that our executive compensation is aligned with corporate strategies and business objectives.

Components of Compensation

We have established the following components of compensation to satisfy our compensation objectives:

•	base salary;

•	annual incentive compensation;

•	long-term equity compensation;

•	benefit programs;

•	severance benefits; and

•	change in control benefits.

We believe these components provide competitive compensation packages recognizing and rewarding individual contributions; ensure that executive compensation is aligned with corporate strategies and business objectives; and promote the achievement of key strategic and operating performance measures.

Base Salary – We use base salary as a means of providing steady pay or a fixed source of compensation for our executive officers, allowing them a degree of certainty to attract and retain them. However, our

Compensation Committee believes the majority of our executives’ compensation should be earned through incentive compensation.

Annual Incentive Compensation – Annual incentive compensation is awarded in cash and is used to motivate and reward our employees for achieving certain short-term operating, financial and other business goals as well as individual performance.

Long-Term Equity Compensation – Because short-term performance does not by itself accurately reflect our overall performance or the return realized by our stockholders, we grant equity awards to our employees as a long-term incentive. We believe that providing equity ownership:

•	serves to align the interests of our employees with our stockholders by creating an ownership culture and a direct link between compensation and stockholder return;

•	creates a significant, long-term interest for our employees to contribute to our success;

•	aids in the retention of employees in a highly competitive market for talent; and

•	allows employees to participate in our longer-term success through potential stock price appreciation.

In determining the appropriate mix of short-term and long-term incentive compensation to our executives, and all of our employees, our Compensation Committee and management believe that employees with higher authority, responsibility and ability to significantly influence our growth and profitability should receive their incentive compensation more weighted towards long-term equity to further align their interest with our long-term success. As a result, incentive compensation paid to our CEO is most heavily weighted toward long-term equity incentives, followed by our COO, and then our other executive officers. While these principles guide our incentive compensation programs, other factors in any particular year may shift the overall mix of cash and equity.

Benefits and Perquisites – As stated in our compensation philosophy, our executive officers and Compensation Committee agree that perquisites should be rare and limited to those that are important to our employees’ ability to carry out their responsibilities safely and effectively. Our executive officers are entitled to participate in directors’ and officers’ liability insurance, as well as the various benefits made available to our other employees on the same terms as other employees, such as our group health plans, paid vacation and sick leave, basic life insurance, short- and long-term disability benefits and 401(k) plan with a Company matching contribution of up to 50% of eligible employee contributions.

Severance Benefits – Certain of our executive officers, including our NEOs, are entitled to specified benefits in the event of termination of their employment under certain conditions, including partial acceleration of unvested equity awards and specified severance payments and benefits.

Change in Control Benefits – Certain of our executive officers, including our CEO, COO, CFO and CAO, are entitled to specified benefits in the event of involuntary termination of their employment without cause or voluntary termination for good reason within 18 months after a change of control, including acceleration of unvested equity awards and cash severance payments and benefits. In addition, if a change of control occurs within 12 months following the executive officer’s involuntary termination without cause or voluntary termination for good reason, all unvested equity awards will vest on the effective date of the change of control. We have provided more detailed information about these benefits, along with estimates of value under various circumstances, in the table below under “Potential Payments Upon Termination or Change in Control.”

Our goal in providing severance and change in control benefits is to offer sufficient certainty in compensation such that our executive officers will focus their full time and attention on the requirements of the business rather than the potential implications for their respective positions. We believe these benefits assist in maintaining a competitive position in terms of attracting and retaining key executives, which is in the best interests of our stockholders.

Role of the Compensation Committee, Performance Evaluations and Management

The Compensation Committee, which is comprised entirely of independent directors, is responsible for the general oversight of our compensation policies and practices. The Compensation Committee also reviews the overall compensation structure and evaluates the overall performance of our executive officers in order to determine that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives based on their collective experiences and business judgment. The Compensation Committee engages an independent compensation consultant to provide advice with respect to executive compensation.

The Compensation Committee specifically evaluates the performance of our CEO and, with input from our CEO, the overall performance of our other executive officers. The Compensation Committee also discusses the overall performance and compensation of our executives with members of our Board of Directors and presents them with information regarding compensation matters throughout the year as needed.

The Compensation Committee oversees the development, implementation and administration of our compensation programs, including all compensation plans adopted by the Board under which equity grants are made, determines and approves performance measures and goals and objectives relevant to the compensation program. In addition, the Compensation Committee evaluates the performance of the CEO in light of those goals and objectives, determines and approves the CEO’s compensation based on this evaluation, reviews and approves the compensation of the non-CEO executive officers, reviews and approves all discretionary bonuses to our employees, and reviews and approves employment, severance, and change in control agreements as well as any other supplemental benefits provided to our executive officers and other senior employees under the Compensation Committee’s purview. The Compensation Committee also reviews and makes recommendations to our Board of Directors with respect to directors’ compensation. The Compensation Committee also works with management to annually review and reassess the adequacy of its charter, proposing changes as necessary to our Board of Directors for approval.

Our management and executive officers play a critical and important role in setting or recommending compensation levels throughout our organization. Our CEO makes incentive compensation recommendations to the Compensation Committee for the executive officers other than the CEO. In considering the CEO’s recommendations, the Compensation Committee evaluates results measured by the performance measures, goals and objectives of our compensation programs as well as qualitative factors to ensure that compensation is fair, reasonable, competitive and consistent with our compensation philosophies and objectives.

Our NEOs work with the Compensation Committee to design and develop compensation programs applicable to all our employees, including recommending changes to existing compensation programs and operational performance targets, preparing analyses of Company financial or operational data or other Compensation Committee briefing materials, analyzing industry data, and, ultimately, implementing the decisions of the Compensation Committee.

Use of Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co., a compensation consultant, to provide objective advice on the pay practices, compensation plan design and the competitive landscape for compensation. The compensation consultant also reviews and makes recommendations for the selection process and pay information used for market compensation benchmarking discussed below. WisdomTree pays the cost for Frederic W. Cook & Co.’s services. However, the Compensation Committee retains the sole authority to direct, terminate or continue Frederic W. Cook & Co.’s services. The Compensation Committee has confirmed the independence of Frederic W. Cook & Co. in accordance with SEC and Nasdaq rules and has determined that their work has not raised any conflicts of interest.

Market Compensation Benchmarking

The Compensation Committee monitors relevant market and industry statistics on executive compensation as one of several factors it considers in determining compensation of our executive officers. In making compensation decisions, the Compensation Committee reviews:

Industry surveys – McLagan Partners, Inc., a compensation consulting firm for the financial services industry, prepares annual comprehensive compensation surveys for the asset management industry. These surveys consist of consolidated compensation information of publicly traded and private asset management firms.

Industry peers – Publicly disclosed pay information for certain publicly traded asset management firms that are generally similar in size, market capitalization, product offering or financial metrics as WisdomTree.

The Compensation Committee uses this information to inform compensation decisions and to understand evolving pay trends at asset managers; however, the Compensation Committee recognizes that there are inherent limitations on the comparability and usefulness of the market data, including time lags, differences in scope of responsibilities, geographic differences and other factors. While the Compensation Committee believes such comparative information is useful, such data is intended solely to serve as a reference point to assist the Compensation Committee in its discussions and deliberations.

The Compensation Committee, working with its compensation consultant, reviews the appropriateness of the companies included in the industry peer group twice a year – first, at the beginning of the year, when determining the target pool, and second, at the end of the year, when determining year end compensation. The Compensation Committee will adjust the peer group based on metric changes of the peer group average relative to WisdomTree. Relevant metrics considered by the Compensation Committee include AUM, financial metrics, number of employees and market capitalization. The 2020 peer group is set forth below. GAMCO Investors, Inc., which had historically been part of the peer group, was removed for 2020 because its pay structure is not comparable with our pay structure:

• Alliance Bernstein Holding L.P.(1)	• Victory Capital Holdings, Inc.(1)
• Artisan Partners Asset Management Inc.	• Pzena Investment Management, Inc.(1)
• BrightSphere Investments Group Inc.(1)	• Virtus Investment Partners, Inc.
• Cohen & Steers, Inc.	• Waddell & Reed Financial, Inc.
• Diamond Hill Investment Group, Inc.	• Westwood Holdings Group, Inc.

(1)	Represents new companies added to the peer group for 2020.

Consideration of Results of Say-on-Pay Vote

Each year, we provide our stockholders with the opportunity to cast an advisory vote on compensation paid to our NEOs, or say-on-pay. At the 2020 annual meeting of stockholders, our say-on-pay proposal received strong support from stockholders, with 97% of the shares voting on say-on-pay casting a vote in favor of the proposal. Although the results of the say-on-pay vote are advisory and not binding on our Company, the Board of Directors or the Compensation Committee, the Board and the Compensation Committee value the opinions of our stockholders and the Compensation Committee reviews the outcome of our stockholders’ advisory say-on-pay proposal in its evaluation and determination of executive compensation. The Compensation Committee considered the results of the stockholders’ advisory vote at our 2020 annual meeting, and, in light of the strong support for our compensation programs evidenced by our say-on-pay results, decided to maintain our general approach to executive compensation. The Compensation Committee intends to review the outcome of this say-on-pay proposal in its evaluation and determination of executive compensation for fiscal year 2021.

2020 Incentive Compensation Program and Results

The Company maintains a performance-based incentive compensation program for our executive officers. The program is designed to determine the proper level of funding for the total incentive compensation pool for the executive team relative to achieving certain quantitative metrics and qualitative results that incentivize growth. The achievement of quantitative metrics determines 50% of the Company’s total incentive compensation pool with the remaining 50% determined by the Compensation Committee based on qualitative results. This split reflects the Compensation Committee’s desire for a more formulaic bonus plan while recognizing the need to apply some level of judgment in setting appropriate compensation levels to reflect the accomplishment of strategic objectives and individual performance.

The quantitative metrics chosen are important operational and financial measurements that our Board of Directors and investors use to measure the health of our business and relative success:

•

Operational metrics – which we believe measure our executive management team’s ability to generate organic growth and increase revenues: net inflows into our U.S. listed and European listed UCITS products; AUM market share of our U.S. listed products; market share of annualized revenues generated by inflows into our U.S. listed products; and AUM market share of our gold, commodity and leveraged/inverse products;

•	Financial metric – which we believe measures our executive management team’s ability to manage our financial health and generate earnings for our stockholders: our adjusted operating margin; and

•	Relative total shareholder return – which we believe measures how our stock performed as compared to other publicly traded asset managers and generated value for our stockholders.

The median performance levels are formulaic and derived using broad industry data for the asset management industry and ETP industry. As a result, the goals may increase or decrease year over year consistent with market trends. Achieving median performance generates median compensation; therefore, in order to earn above median compensation, management must outperform the industry average.

Funding for the quantitative performance portion of the pool is between 0% and 250% of the median payout. The Compensation Committee can fund between 80% and 200% of the median payout for the qualitative portion of the pool. The payouts and actual results for 2020 are as follows:

% of Total Bonus Pool	Performance Metric		Bonus Payout ($ in millions)			2020 Actual
			(Min) 0%	(Median) 100%	(Max) 250%
	Operational metrics	Payout	$0.0	$2.0	$5.0	$1.0

	Financial metric	Payout	$0.0	$2.0	$5.0	$0.0

	Total shareholder return	Payout	$0.0	$1.4	$3.4	$0.7

50%	Total quantitative performance		$0.0	$5.4	$13.4	$1.7

			(Min) 80%	(Median) 100%	(Max) 200%	2020 Actual
50%	Qualitative factors		$4.3	$5.4	$10.7	$6.3

			(Min)	(Median)	(Max)	2020 Actual
	Total pool		$4.3	$10.7	$24.2	$8.0

Actual quantitative performance was significantly less than median due to the considerable decline in our AUM and outflows we experienced in our U.S. listed products due to the market declines resulting from the pandemic. The qualitative amount was determined by the Compensation Committee using its business judgment, in consultation with its compensation consultant. The Compensation Committee did not allow short-term performance associated with the pandemic to alter the Company’s long-term vision and instead focused on significant strategic accomplishments during 2020, including:

•	continuing to manage the business without any disruption in operations during the pandemic;

•	refinancing our debt;

•	expense management; and

•	maintaining product innovation and long term vision.

These initiatives are described above in more detail in the Executive Summary.

In recommending and determining the amount of incentive compensation and total compensation for our NEOs, our CEO and Compensation Committee primarily used their business judgment and considered:

•	individual performance;

•	the contribution of our NEOs in achieving the strategic initiatives described above;

•	retention;

•	tenure at the firm;

•	historical compensation;

•	compensation survey data from McLagan and our publicly-traded asset manager peer group; and

•	guidance from the Compensation Committee’s compensation consultant.

The actual bonuses paid to our NEOs are set forth in the “Bonus” column of the Summary Compensation Table below.

Long-Term Equity Awards

Long-term equity awards were granted to our NEOs for 2019 performance in January 2020 and for 2020 performance in January 2021. For the 2020 performance year, 50% to 80% of the long-term equity awards granted were in the form of restricted stock awards that vest in equal annual installments over three years commencing on the first anniversary of the grant date. The remaining portion was granted in the form of performance based restricted stock units, or PRSUs, which cliff vest at the end of three years if certain pre-determined levels of relative total shareholder return, or TSR, are achieved. The number of restricted stock awards and PRSUs granted to our NEOs was determined by dividing the dollar value of such awards by the closing price of our common stock on the grant date. While a target number of PRSUs were initially granted, the number of PRSUs that will ultimately be earned and vest is tied to how our TSR compares to a peer group of other publicly traded asset managers over the three-year period and could range from 0% to 200% of the target number of PRSUs granted. With respect to the PRSUs granted for 2019 performance in January 2020, the number of PRSUs that will ultimately be earned and vest is determined as follows:

•	If the relative TSR is below the 25th percentile, then 0% of the target number of PRSUs granted will vest;

•	If the relative TSR is at the 25th percentile, then 50% of the target number of PRSUs granted will vest; and

•

If the relative TSR is above the 25th percentile, then linear scaling is applied such that the percent of the target number of PRSUs vesting is 100% at the 50th percentile; and capped at 200% of the target number of PRSUs granted for performance at the 100th percentile.

With respect to the PRSUs granted for 2020 performance in January 2021, the method for determining the number of PRSUs that will ultimately be earned and vest was amended to provide that if the relative TSR is above the 50th percentile, then further linear scaling, but at a steeper rate, is applied such that the percent of the target number of PRSUs vesting is capped at 200% at the 85th percentile instead of at the 100th percentile.

As stated above in the section entitled “Our Compensation Philosophy and Objectives,” those individuals with greater levels of authority and responsibility receive a higher amount of their incentive compensation in the form of equity. Accordingly, we granted a greater proportion of incentive compensation in equity to our NEOs as compared to our other employees. The long-term equity awards granted to our NEOs in 2020 are set forth in the Grants of Plan-Based Awards table below.

2020 Total Compensation

The table below reflects the total compensation awarded for 2020 performance to our NEOs who were serving in their respective positions as of December 31, 2020 in a manner that the Compensation Committee used to evaluate total compensation. This table supplements the Summary Compensation Table below, which is in a different format as required by the SEC:

NEO	Base Salary	+	Incentive Compensation			=	Total Compensation
(amounts in thousands)			Short-Term (Cash)	Long-Term (Stock)	Total
Jonathan Steinberg – CEO	$550		$1,325	$1,325	$2,650		$3,200
R. Jarrett Lilien – COO	$425		$891	$729	$1,620		$2,045
Alexis Marinof – HoE	$372		$538	$316	$854		$1,226
Amit Muni – CFO	$375		$614	$361	$975		$1,350
Peter M. Ziemba – CAO	$375		$551	$324	$875		$1,250

The following charts reflect the elements of total compensation for our NEOs who were serving in their respective positions as of December 31, 2020 as a percentage of their total compensation based on the chart above:

Risk Analysis of Compensation Policies and Programs

The Compensation Committee has reviewed our overall compensation policies and believes that these policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of the compensation policies and programs encourages employees to remain focused on both our short- and long-term goals. For example, while the cash bonus plan measures performance on an annual basis, a portion of the equity awards typically vest in equal installments over a number of years and a portion typically cliff vest after three years in an amount derived from our TSR in relation to a peer group. We believe this encourages employees to focus on sustained stock price appreciation, thus limiting the potential for excessive risk-taking. In addition, we maintain stock ownership guidelines for executive officers and directors as described in this proxy statement under the heading “Stock Ownership Guidelines,” and prohibit hedging, pledging and similar transactions in our common stock by our employees, officers and directors as described in this proxy statement under the heading “Policy Regarding Short Sales, Derivatives, Hedging and Pledging.”

Tax and Accounting Considerations

We evaluate the effect of accounting and tax treatment of particular forms of compensation on an ongoing basis and make modifications to compensation policies in response where appropriate. Under current U.S. tax rules, compensation paid to our NEOs in excess of $1,000,000 is generally not deductible by us. Despite that, the Compensation Committee believes that stockholder interests are best served if the Compensation Committee retains maximum flexibility to design executive compensation programs that meet stated business objectives. Accordingly, while considering tax deductibility as a factor in determining executive compensation, the Compensation Committee may not limit such compensation to levels that will be deductible.

Employment Agreements

The compensation paid to our NEOs is governed by employment agreements, which are described in this proxy statement under the heading “Employment Agreements.”

Conclusion

After careful review and analysis, we believe that each element of compensation and the total compensation provided to our executive officers is reasonable and appropriate. The Compensation Committee believes that our compensation program gives our executives appropriate incentive to contribute to our long-term performance and believes that our compensation structure and practices encourage management to work as a team in an entrepreneurial culture for outstanding stockholder returns, without taking unnecessary or excessive risks. We believe the total compensation opportunities of our compensation packages will allow us to attract and retain talented executives who have helped and who will continue to help us grow as we look to the years ahead.

Summary Compensation Table

The following table sets forth certain information with respect to compensation earned during the years indicated below by each NEO.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Jonathan Steinberg	2020	550,000	1,325,000	993,637	13,000	2,881,637
Chief Executive Officer	2019	550,000	1,918,000	3,579,809	12,500	6,060,309
	2018	550,000	—	1,399,999	12,250	1,962,249

Amit Muni	2020	375,000	614,000	163,679	12,500	1,165,179
Chief Financial Officer	2019	375,000	680,000	701,046	12,500	1,768,546
	2018	375,000	235,000	454,993	9,250	1,074,243

R. Jarrett Lilien	2020	425,000	891,000	240,707	13,000	1,569,707
President and Chief Operating	2019	375,000	1,000,000	715,959	12,500	2,103,459
Officer	2018	375,000	240,000	34,994	9,000	658,994

Alexis Marinof(4)	2020	372,273	537,870	200,209	48,396	1,158,748
Head of Europe	2019	250,137	376,804	92,397	32,518	751,856

Peter M. Ziemba	2020	375,000	551,000	182,936	13,000	1,121,936
Senior Advisor to the CEO and	2019	375,000	760,000	775,624	12,500	1,923,124
Chief Administrative Officer	2018	375,000	259,950	420,000	12,250	1,067,200

(1)

Amounts reported for 2020 reflect bonuses earned in 2020 and paid in 2021: amounts reported for 2019 reflect bonuses earned in 2019 and paid in 2020; and amounts reported for 2018 reflect bonuses earned in 2018 and paid in 2019.

(2)

Amounts reported include the aggregate accounting grant date fair value of awards made to our NEOs in the respective calendar year for services performed in the prior year and are computed in accordance with FASB ASC 718 excluding estimated forfeitures. The grant date fair value for time-based restricted stock awards is based on the closing price of our common stock on the date of grant. The grant date fair value for PRSUs is calculated using a Monte-Carlo simulation for the award on the grant date and such grant date fair values are set forth in the Grants of Plan-Based Awards table below. The assumptions we used in the valuation of the equity awards are set forth in note 21 of the notes to our annual consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. The value of the PRSUs granted to our NEOs in 2020 assuming the highest level of performance is achieved is $336,073 for Mr. Steinberg, $55,358 for Mr. Muni, $81,414 for Mr. Lilien, $67,717 for Mr. Marinof and $61,877 for Mr. Ziemba. On April 8, 2021, Mr. Muni notified us of his intent to resign from his position as Chief Financial Officer to accept alternative employment, effective by May 31, 2021. Accordingly, all of Mr. Muni’s shares of restricted stock and PRSUs that have not vested as of his termination date will be forfeited.

(3)	Represents employer contributions to the 401(k) Retirement Plan (and the U.K. pension scheme in respect of Mr. Marinof).
(4)

Mr. Marinof became our Head of Europe on August 1, 2019. He served as Chief Operating Officer of WisdomTree Europe from April 2018 to July 2019 and Head of Distribution of WisdomTree Europe from July 2017 to March 2018. He is paid compensation in British pounds. Amounts reflected herein are reported in U.S. dollars using the average exchange rates of $1.2837 and $1.2773 for the years 2020 and 2019, respectively.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefits programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure that the pay of our employees reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop and contribute.

As required by the SEC, we are providing disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our CEO. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. Therefore, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies. For 2020, the annual total compensation of our median employee, determined in accordance with the amounts presented in the “Total” column of the Summary Compensation Table, was $206,750. Our CEO’s annual total compensation, as reported in the Total column of the Summary Compensation Table, was $2,881,637. Based on this information, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee is 14 to 1. Our pay ratio estimate has been calculated in a manner consistent with SEC rules using the data and assumptions summarized below.

To identify our median employee, we first determined our employee population as of December 31, 2020, which represented 216 global full-time employees, excluding our CEO. We then measured the employee population’s total compensation as viewed by our Compensation Committee, which is comprised of base salary, cash incentive compensation and long-term incentive compensation granted for the 2020 performance year. We annualized compensation for any employees who were employed for less than the full year and compensation paid in foreign currencies was converted to U.S. dollars based on an average exchange rate for the full year.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock awards granted to our NEOs during the year ended December 31, 2020.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)	Awards ($)(1)
Jonathan Steinberg	1/25/2020	27,016	54,031	108,062	—	168,036
	1/25/2020	—	—	—	216,126	825,601

Amit Muni	1/25/2020	4,450	8,900	17,800	—	27,679
	1/25/2020	—	—	—	35,602	136,000

R. Jarrett Lilien	1/25/2020	6,545	13,089	26,178	—	40,707
	1/25/2020	—	—	—	52,356	200,000

Alexis Marinof	1/25/2020	5,444	10,887	21,774	—	33,859
	1/25/2020	—	—	—	43,547	166,350

Peter M. Ziemba	1/25/2020	4,974	9,948	19,896	—	30,938
	1/25/2020	—	—	—	39,790	151,998

(1)

Amounts reported represent accounting grant date fair value of awards made to our NEOs in 2020 for services performed in the prior year and are computed in accordance with FASB, ASC Topic 718, excluding estimated forfeitures.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding options and stock awards held by our NEOs at December 31, 2020:

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Jonathan Steinberg	1/25/18	—	—	—	38,220	204,477	—	—
	1/25/19	—	—	—	299,066	1,600,003	56,075	300,001
	1/25/20	—	—	—	216,126	1,156,274	27,016	144,536

Amit Muni	1/27/11	75,000	5.05	1/26/21	—	—	—	—
	1/25/18	—	—	—	12,422	66,458	—	—
	1/25/19	—	—	—	58,567	313,333	10,982	58,754
	1/25/20	—	—	—	35,602	190,471	4,450	23,808

R. Jarrett Lilien	1/25/18	—	—	—	956	5,115	—	—
	1/25/19	—	—	—	59,813	320,000	11,215	60,000
	1/25/20	—	—	—	52,356	280,105	6,545	35,016

Alexis Marinof	1/25/18	—	—	—	926	4,954	—	—
	1/25/19	—	—	—	9,594	51,328	—	—
	1/25/20	—	—	—	43,547	232,976	5,444	29,125

Peter M. Ziemba(6)	1/25/18	—	—	—	11,466	61,343	—	—
	1/25/19	—	—	—	64,798	346,669	12,150	65,003
	1/25/20	—	—	—	39,790	212,877	4,974	26,611

(1)	There are no unexercisable options outstanding.
(2)

These unvested shares of restricted stock vest at a rate of 33 1/3% each year starting one year from the date of grant, subject to continued employment. See “Potential Payments upon Termination or Change in Control” for a description of the accelerated or continued provisions upon termination, retirement or change in control.

(3)	The market value of such holdings is based on the closing price of $5.35 per share of our common stock as reported on December 31, 2020.
(4)

These unvested PRSUs cliff vest three years from grant date. The number of shares of common stock to be issued will be determined based on the TSR of our common stock relative to the respective TSRs of companies in our peer group, each measured over a three-year period from the grant date. The number of shares of common stock to be issued upon vesting of the PRSUs will range between 0% to 400% of the number of shares indicated above (the threshold share amount). See “Potential Payments upon Termination or Change in Control” for a description of the accelerated or continuing vesting provisions upon termination, retirement or change in control. The amounts reported are based on achieving threshold performance as our 2019 and 2020 relative TSR performance did not exceed the threshold level.

(5)	The amounts reported are based on achieving threshold performance as our 2019 and 2020 relative TSR performance did not exceed the threshold level.
(6)	All of Mr. Ziemba’s unvested shares of restricted stock and PRSUs will remain outstanding and continue to vest upon his Normal Retirement (as defined in the agreements representing such awards).

Option Exercises and Stock Vested

The following table sets forth, for each NEO, all share-based incentive plan awards that vested during the year ended December 31, 2020. Our NEOs did not exercise any option awards in 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan Steinberg	—	—	187,752	717,213
Amit Muni	—	—	45,552	174,009
R. Jarrett Lilien	—	—	114,195	528,726
Alexis Marinof	—	—	6,771	25,457
Peter M. Ziemba	—	—	47,712	182,260

(1)

Amounts in this column were calculated by multiplying the number of shares that vested by the closing price of our common stock on the vesting date. If the vesting date was a weekend or holiday, the prior business day was used to value the shares.

Employment Agreements

CEO, COO, CFO and CAO

We have entered into employment agreements with each of Jonathan Steinberg, R. Jarrett Lilien, Amit Muni and Peter M. Ziemba to serve for an indefinite term, and on an “at will” basis. The terms of the employment agreements for each of these executive officers are substantially identical except for the annual base salary payable to each of them. Mr. Steinberg receives an annual base salary of $550,000. Mr. Lilien receives an annual base salary of $425,000. Messrs. Muni and Ziemba each receive an annual base salary of $375,000. Each of these executive officers is eligible to receive such incentive compensation as may be determined by the Board of Directors or Compensation Committee and to participate in our standard benefit plans. The employment agreements contain employee confidentiality, assignment of inventions and non-solicitation of employees provisions, as well as non-competition provisions which are applicable as described below. Each of these executive officers also is entitled to the following benefits in the event of the termination of his employment:

Termination Without Cause or Resignation for Good Reason. The employment agreements provide that if we terminate the executive officer’s employment for any reason, we will pay the executive officer his base salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation. In addition, if (i) we terminate the executive officer’s employment other than due to his death or “disability,” or for “cause” (each as defined in the employment agreements) or (ii) the executive officer resigns for “good reason” (as defined in the employment agreements and, either of (i) or (ii), an “Involuntary Termination”) and he (A) enters into and does not revoke a release agreement and (B) complies with a three-month restrictive covenant from the date of termination, we will pay the executive officer:

•	one year’s base salary, which we refer to as Annual Base Salary;

•

a pro rata portion of an amount equal to 50% of the incentive compensation that the executive officer would have received in the year of termination based upon our performance, which we refer to as Termination Year Cash Incentive Compensation; and

•	50% of the average incentive compensation paid to the executive officer in the preceding three years, which we refer to as Average Cash Incentive Compensation.

The Termination Year Cash Incentive Compensation will be paid when we pay incentive compensation for the termination year to non-terminated senior executives. The Annual Base Salary and Average Cash Incentive Compensation will be paid in substantially equal installments over a 12-month period. The executive officer also may elect to have us pay for COBRA insurance coverage for a one-year period following the date of termination.

The employment agreements also provide that any equity award that would have vested in the 12-month period that immediately follows the date of termination will vest immediately upon termination, and unvested awards will remain outstanding for 12 months following the date of termination. In addition, if a “change of control” (as defined in the employment agreements) occurs within 12 months after the date of Involuntary Termination, all equity awards will vest on the effective date of the change of control.

Involuntary Termination Within 18 Months After a Change of Control. In the event of an executive officer’s Involuntary Termination within 18 months after a change of control of our Company, and the executive officer’s (i) entry into and non-revocation of a release agreement and (ii) compliance with a 12-month restrictive covenant from the date of termination, we will pay the executive officer his salary through the termination date and the earned but unpaid cash portion of his prior year incentive compensation plus:

•	an amount equal to 1.75 times the Annual Base Salary;

•	a pro rata portion of the Average Cash Incentive Compensation based on the number of days the executive officer was employed during the year of termination; and

•	an amount equal to 1.75 times the Average Cash Incentive Compensation.

Such amounts will be paid in one lump sum. The executive officer also may elect to have us pay for COBRA insurance coverage for a 21-month period following the date of termination. In addition, any equity award that would have vested in the 21-month period that immediately follows the date of termination will vest immediately.

Termination for Cause or Voluntary Resignation Without Good Reason. If we terminate the executive officer’s employment for cause or he voluntarily resigns without good reason, we may elect to enforce a three-month restrictive covenant in consideration for which we will pay the executive officer: (i) 25% of the Annual Base Salary; (ii) an amount equal to 12.5% of the Average Cash Incentive Compensation; and (iii) an amount equal to 25% of the value of any equity awards that would have vested in the one-year period following the date of termination if no termination had occurred. Such amounts will be paid in substantially equal installments over a three-month period. The executive officer also may elect to have us pay for COBRA insurance coverage for a three-month period following the date of termination. On April 8, 2021, Mr. Muni notified us of his intent to resign from his position as Chief Financial Officer to accept alternative employment, effective by May 31, 2021. Because we have determined not to elect to enforce this three-month restrictive covenant, he is not entitled to any such payments upon termination of his employment.

Head of Europe

We have entered into an employment agreement with Alexis Marinof for an indefinite term. His current base salary is £290,000 ($372,273 using the average exchange rate of $1.2837 for 2020) and he is eligible to participate in any annual incentive plan established by our Board of Directors or Compensation Committee and to participate in our standard benefit plans. He also is subject to requirements relating to employee confidentiality, assignment of inventions and non-solicitation of employees. Either we or Mr. Marinof may terminate the employment agreement without cause upon not less than three months’ prior written notice, in which case we may choose to pay his base salary in lieu of notice and impose a period of garden leave for the length of the notice period. In addition, we may terminate Mr. Marinof’s employment immediately in certain circumstances described in his employment agreement, in which case Mr. Marinof would not be entitled to any payments or benefits.

Potential Payments upon Termination or Change in Control

As described above under “Employment Agreements,”

•	all of our NEOs except Alexis Marinof are entitled to payments and benefits in the event of: (i) an Involuntary Termination; (ii) a termination of employment by the Company for cause or voluntary resignation by the NEO without good reason if we elect to enforce a three-month restrictive covenant; and (iii) an Involuntary Termination within 18 months after a change of control; and

•	Alexis Marinof is entitled to payments and benefits in the event of a termination for any reason other than his death or disability or for cause.

This section is intended to discuss post-employment payments to our NEOs, assuming the termination from employment occurred on December 31, 2020. Due to the number of factors that affect the nature and amount of any benefits provided upon the occurrence of the events discussed in this section, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price.

The terms of the PRSUs awarded to our NEOs provide for accelerated vesting of all or a portion of the PRSUs upon an Involuntary Termination. Also, if a change of control occurs during the 12-month period following an Involuntary Termination, all or a portion of the PRSUs will vest on the effective date of a change of control. Pursuant to the payout calculation set forth in the PRSU agreements, the dollar value of PRSUs that would have vested upon an Involuntary Termination or a change of control on December 31, 2020 was zero and is therefore not reflected in the table below.

	Involuntary Termination Without Cause or for Good Reason ($)		Termination for Cause or Voluntary Resignation Without Good Reason ($)		Involuntary Termination Within 18 Months After a Change of Control ($)
Jonathan Steinberg
Severance Arrangements	3,777,854	(1)	579,609	(2)	5,815,599	(3)
Acceleration of Unvested Equity Awards	1,389,903	(4)	347,476	(5)	2,575,330	(6)

Total	5,167,757		927,085		8,390,929

Amit Muni(7)
Severance Arrangements	1,500,415	(1)	250,951	(2)	2,354,984	(3)
Acceleration of Unvested Equity Awards	286,610	(4)	71,653	(5)	506,768	(6)

Total	1,787,025		322,604		2,861,752

R. Jarrett Lilien
Severance Arrangements	1,397,601	(1)	236,906	(2)	2,200,483	(3)
Acceleration of Unvested Equity Awards	511,851	(4)	127,962	(5)	511,851	(6)

Total	1,909,452		364,868		2,712,334

Alexis Marinof
Severance Arrangements	98,448	(8)	—		98,448	(8)
Acceleration of Unvested Equity Awards	—		—		—

Total	98,448		—		98,448

Peter M. Ziemba
Severance Arrangements	1,521,471	(1)	252,757	(2)	2,384,290	(3)
Acceleration of Unvested Equity Awards(9)	305,635	(4)	76,409	(5)	549,927	(6)

Total	1,827,106		329,166		2,934,217

(1)

Represents an amount equal to the sum of: (i) Annual Base Salary; (ii) Termination Year Cash Incentive Compensation; (iii) Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 12 months.

(2)

Represents an amount equal to the sum of: (i) 25% of the Annual Base Salary; (ii) 12.5% of the Average Cash Incentive Compensation; and (iii) the value of COBRA benefits for three months. The amounts are only payable if we elect to enforce a three-month restrictive covenant as described under “Employment Agreements.”

(3)

Represents an amount equal to the sum of: (i) 1.75 times the Annual Base Salary; (ii) the Average Cash Incentive Compensation; (iii) 1.75 times the Average Cash Incentive Compensation; and (iv) the value of COBRA benefits for 21 months.

(4)

Represents the dollar value of restricted stock that would have vested in the 12-month period following the date of termination based on the closing price of our common stock of $5.35 on December 31, 2020. In addition, if a change of control occurs within 12 months after the date of termination, all unvested equity awards will vest on the effective date of the change of control. The dollar value of all equity awards that would vest upon a change of control in the 12-month period following the date of termination based on the closing price of our common stock of $5.35 on December 31, 2020 is as follows: Mr. Steinberg: $2,960,754; Mr. Muni: $570,262; Mr. Lilien: $605,219; and Mr. Ziemba: $620,889.

(5)

Represents 25% of the dollar value of restricted stock that would have vested in the one-year period following the date of termination based on the closing price of our common stock of $5.35 on December 31, 2020.

(6)

Represents the dollar value of restricted stock that would have vested in the 21-month period immediately following the date of termination based on the closing price of our common stock of $5.35 on December 31, 2020.

(7)

On April 8, 2021, Mr. Muni notified us of his intent to resign from his position as Chief Financial Officer to accept alternative employment, effective by May 31, 2021. Because we have determined not to elect to enforce a three-month restrictive covenant, he is not entitled to any payments reflected in this table upon termination of his employment.

(8)

Represents an amount equal to three months’ base salary, pursuant to the terms of Mr. Marinof’s employment agreement. The amount reflected herein is reported in U.S. dollars using the exchange rate of $1.3579 at December 31, 2020.

(9)	All of Mr. Ziemba’s unvested shares of restricted stock and PRSUs will remain outstanding and continue to vest upon his Normal Retirement (as defined in the agreements representing such awards).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

Stock Ownership Table

The following table sets forth information regarding the beneficial ownership of shares of our common stock as of the record date (except as otherwise indicated in the footnotes) by (i) each person (including any “group” of persons as that term is used in Section 13d-3 of the Exchange Act) we know to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our executive officers; (iii) each of our directors and director-nominees; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. Except as otherwise indicated in the footnotes to the following table, we believe, based on the information provided to us, that the persons named in the following table have sole vesting and investment power with respect to the shares they beneficially own, subject to applicable community property laws. Unless otherwise noted, the business address of each of the persons and entities that beneficially own 5% or more of the outstanding shares of common stock is c/o WisdomTree Investments, Inc., 245 Park Avenue, 35th Floor, New York, New York 10167. We have based our calculation of the percentage of beneficial ownership on 149,591,742 shares of our common stock outstanding as of the record date, including shares of restricted stock issued to our employees but not yet vested.

In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included the shares the person has the right to acquire within 60 days of the record date, including through the exercise of any option, warrant or other right or conversion of any security. The shares that a stockholder has the right to acquire within 60 days, however, are not included in the computation of the percentage ownership of any other stockholder.

Beneficial Holder	Number	Percentage
Executive Officers
Marci Frankenthaler(1)	80,191	0.1
R. Jarrett Lilien(2)	535,848	0.4
Alexis Marinof(3)	99,626	0.1
Amit Muni(4)	700,250	0.5
William Peck(5)	55,684	*
Jonathan Steinberg(6)	8,337,241	5.6
Peter M. Ziemba(7)	1,010,714	0.7
Directors
Anthony Bossone(8)	575,317	0.4
Smita Conjeevaram(9)	7,296	*
Susan Cosgrove(10)	45,156	*
Bruce Lavine(11)	204,399	0.1
Win Neuger(12)	88,133	0.1
Frank Salerno(13)	258,627	0.2
All directors and executive officers as a group (13 persons)	11,998,482	8.0
Other 5% or Greater Stockholders
ArrowMark Colorado Holdings LLC(14)	20,401,615	13.6
BlackRock, Inc.(15)	18,835,941	12.6
ETFS Capital Limited(16)	15,250,000	10.2
The Vanguard Group, Inc.(17)	13,160,179	8.8
Michael Steinhardt(18)	10,854,851	7.3

*	Less than 0.1%.

(1)	Includes 54,779 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Ms. Frankenthaler until they vest, but over which she exercises voting power.
(2)	Includes 132,688 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Lilien until they vest, but over which he exercises voting power.
(3)	Includes 80,795 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Marinof until they vest, but over which he exercises voting power.
(4)

Includes (i) 516,645 shares of common stock held in a joint account with Mr. Muni’s spouse with whom he shares voting and dispositive power and (ii) 103,438 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Muni until they vest, but over which he exercises voting power. On April 8, 2021, Mr. Muni notified us of his intent to resign from his position as Chief Financial Officer to accept alternative employment, effective by May 31, 2021. Accordingly, all such unvested shares of restricted stock will be forfeited on the termination date of Mr. Muni’s employment.

(5)	Includes 35,900 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Peck until they vest, but over which he exercises voting power.
(6)

Includes (i) 798 shares of common stock owned by Mr. Steinberg’s spouse with whom he may be deemed to share voting and dispositive power; (ii) 16,889 shares of common stock held in a joint account with Mr. Steinberg’s spouse with whom he shares voting and dispositive power; and (iii) 416,989 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Steinberg until they vest, but over which he exercises voting power.

(7)

Includes (i) 706,536 shares of common stock held in a joint account with Mr. Ziemba’s spouse with whom he shares voting and dispositive power and (ii) 104,178 shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Mr. Ziemba until they vest, but over which he exercises voting power.

(8)	Includes 27,247 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Bossone until they vest, but over which he exercises voting power.
(9)	Represents shares of restricted stock that do not vest within 60 days of the record date and are not transferable by Ms. Conjeevaram until they vest, but over which she exercises voting power.
(10)	Includes 27,247 shares of restricted stock that vest within 60 days of the record date and are not transferable by Ms. Cosgrove until they vest, but over which she exercises voting power.
(11)

Includes 27,247 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Lavine until they vest, but over which he exercises voting power. Excludes 15,000 shares of common stock held by the 2012 Bruce Lavine Irrevocable Trust for which Mr. Lavine does not possess any voting or dispositive power.

(12)	Includes 27,247 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Neuger until they vest, but over which he exercises voting power.
(13)

Represents (i) 231,380 shares of common stock held in a joint account with Mr. Salerno’s spouse with whom he shares voting and dispositive power and (ii) 27,247 shares of restricted stock that vest within 60 days of the record date and are not transferable by Mr. Salerno until they vest, but over which he exercises voting power.

(14)

Information reported pursuant to a Schedule 13G/A filed with the SEC on February 16, 2021. The business address of ArrowMark Colorado Holdings LLC is 100 Fillmore Street, Suite 325, Denver, Colorado 80206.

(15)

Information reported pursuant to a Schedule 13G/A filed with the SEC on January 27, 2021. Blackrock, Inc. has filed as a parent holding company or control person on behalf of certain subsidiaries, none of which (except for BlackRock Fund Advisors) individually own 5% or more of our outstanding common stock. The business address of Blackrock is 55 East 52nd Street, New York, NY 10022.

(16)

Information reported pursuant to a Schedule 13G filed with the SEC on April 19, 2018. The shares indicated in the table are directly owned by ETFS Capital Limited. Graham Tuckwell, who is the controlling shareholder of ETFS Capital Limited, may be deemed an indirect beneficial owner of the shares of common stock directly owned by ETFS Capital Limited and shares voting and dispositive power over such shares. In addition to the shares indicated in the table, ETFS Capital Limited directly owns, and Mr. Tuckwell indirectly beneficially owns, 14,750 shares of our Series A Non-Voting Convertible Preferred Stock, which are convertible into 14,750,000 shares of common stock at the holder’s option. The Certificate of

Designations for the Series A Non-Voting Convertible Preferred Stock restricts ETFS Capital Limited from converting such stock into common stock if the conversion would result in ETFS Capital Limited owning more than 9.99% of our outstanding common stock. Each of ETFS Capital Limited and Graham Tuckwell disclaims beneficial ownership in all such shares of common stock, except to the extent of its respective pecuniary interest therein.
(17)

Information reported pursuant to a Schedule 13G/A filed with the SEC on February 10, 2021. The shares indicated in the table are beneficially owned by The Vanguard Group, Inc. in its capacity as investment adviser and are owned of record by its clients, except that certain of its wholly-owned subsidiaries beneficially own 5% or more of our outstanding common stock. Vanguard reports that it has no sole voting power and shares voting power with respect to 127,828 shares, and that it has sole dispositive power with respect to 12,939,395 shares and shares dispositive power with respect to 220,784 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(18)

Information reported pursuant to a Schedule 13G/A filed with the SEC on February 4, 2021. The shares indicated in the table include 2,000,000 shares of common stock held by The Judy and Michael Steinhardt Foundation for which Mr. Steinhardt serves as a co-trustee with Judy Steinhardt, with whom he shares voting and dispositive power, but over which he disclaims beneficial ownership. The business address of Mr. Steinhardt is 712 Fifth Avenue, 34th Floor, New York, NY 10019.

Performance Graph

The following graph presents total stockholder returns on an initial investment of $100 in our common stock on December 31, 2015, compared to an equal investment in the Russell 2000 Index and the SNL U.S. Asset Manager Index. The SNL U.S. Asset Manager Index is a composite of 40 publicly traded asset management companies. The stock price performance on the graph is not necessarily indicative of future price performance.

Source: S&P Global Market Intelligence

	Period Ending
Index	12/31/15	12/31/16	12/31/17	12/31/18	12/31/19	12/31/20
WisdomTree Investments, Inc.	100.00	73.42	85.51	45.91	34.09	38.91
Russell 2000 Index	100.00	121.31	139.08	123.76	155.35	186.36
SNL Asset Manager Index	100.00	105.79	140.48	105.98	147.70	189.47

Equity Compensation Plan Information

The table below sets forth information with respect to shares of common stock that may be issued under our equity compensation plans as of December 31, 2020. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(2) (c)
Equity compensation plans approved by security holders	646,312	(1)	$5.68	4,972,197

(1)

Represents (i) 305,000 shares issuable upon exercise of outstanding options that were issued pursuant to our 2005 Performance Equity Plan and (ii) 341,312 shares issuable upon the vesting of PRSUs under our 2016 Equity Plan, with the actual number of shares to be issued upon vesting of the PRSUs to range between 0% to 200% of this number.

(2)	Represents shares available for issuance under our 2016 Equity Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2019, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors or executive officers or holders of more than 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or material interest other than the transactions described below.

Stockholders’ Agreement

We are a party to an Amended and Restated Stockholder’s Agreement, dated December 21, 2006, between Michael Steinhardt, our former Chairman of the Board, and Jonathan Steinberg, our Chief Executive Officer. Under this agreement, Mr. Steinberg agreed to give Mr. Steinhardt a right-of-first refusal to purchase any shares he intends to sell if he were to sell any of his shares in a private transaction.

Related Person Transactions Policy and Procedures

In accordance with its written charter, our Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of our Audit Committee is required for all related party transactions. The term “related person transaction” refers to any transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC, except that “related party transactions” do not include compensation or employment arrangements that we disclose in our proxy statement (or, if the related person is an executive officer, that we would disclose if such person were a named executive officer).

WISDOMTREE INVESTMENTS, INC. ATTN: MARCI FRANKENTHALER - CHIEF LEGAL OFFICER 245 PARK AVENUE 35TH FLOOR NEW YORK, NY 10167

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/wisdomtree21

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D52460-P54283 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

  WISDOMTREE INVESTMENTS, INC.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors

	Nominees:	For	Against	Abstain

	1a. Anthony Bossone	☐	☐	☐

	1b. Smita Conjeevaram	☐	☐	☐

	1c. Bruce Lavine	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐

3.	Advisory vote on the compensation of the Company’s named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D52461-P54283

WISDOMTREE INVESTMENTS, INC.

Annual Meeting of Stockholders

June 17, 2021 at 11:00 AM, ET

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Marci Frankenthaler and Peter M. Ziemba, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of WISDOMTREE INVESTMENTS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, ET on June 17, 2021, as a live webcast at www.virtualshareholdermeeting.com/wisdomtree21, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side